As filed with the Securities and Exchange Commission on August 13, 2021

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL SHIP LEASE, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Global Ship Lease Services Limited 25 Wilton Road London SW1V 1LW United Kingdom 44 (0) 20 3998 0063	Seward & Kissel LLP Attention: Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1223

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.00% Senior Unsecured Notes, due 2024	$35,000,000	$36,750,000	$4,009.43
(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Notes as reported on the NYSE on August 11, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to Completion, Dated August 13, 2021

$35,000,000 in principal amount of the Company's 8.00% Senior Unsecured Notes, due 2024

Global Ship Lease, Inc.

The selling noteholder named in the section entitled "Selling Noteholder" of this prospectus, or its respective donees, pledgees, transferees, distributees, or other successors in interest, whom we refer to collectively as the Selling Noteholders, may sell, in one or more offerings pursuant to this registration statement, our 8.00% Senior Unsecured Notes, due 2024 (the "Notes").
The Selling Noteholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Notes, including on any stock exchange, market or trading facility on which the notes are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution" beginning on page 17. Information on the Selling Noteholders and the times and manners in which they may offer and sell the Notes are described under the sections entitled "Selling Noteholders" and "Plan of Distribution" in this prospectus.  While we will bear all costs, expenses and fees in connection with the registration of the Notes, we will not receive any of the proceeds from the sale of the Notes by the Selling Noteholders.
Our Notes are currently listed on the New York Stock Exchange, or the NYSE, under the symbol "GSLD." On August 12, 2021, the last reported sale price of our Notes on the NYSE was $26.92.
An investment in the Notes involves risks. See the section entitled "Risk Factors" beginning on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                        , 2021.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
THE OFFERING	6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
CAPITALIZATION	10
ENFORCEMENT OF CIVIL LIABILITIES	12
TAX CONSIDERATION	13
PLAN OF DISTRIBUTION	17
SELLING NOTEHOLDERS	20
DESCRIPTION OF NOTES	21
EXPENSES	31
LEGAL MATTERS	31
EXPERTS	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. The Selling Noteholders may sell in one or more offerings pursuant to this registration statement up to $35.0 million of our 8.00% Senior Unsecured Notes due 2024, in one or more offerings. This prospectus provides you with a general description of the securities the Selling Noteholders may offer. We may provide you with a prospectus supplement to this prospectus that will provide updated information if required whenever the Selling Noteholders offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  Neither we nor the Selling Noteholders have authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Noteholders will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context otherwise requires, references to the "company," "we," "us," "our" or "Global Ship Lease" refer to Global Ship Lease, Inc.; "CMA CGM" refers to CMA CGM S.A., currently one of our principal charterers; "Poseidon Containers" refers to Poseidon Containers Holdings LLC and K&T Marine LLC, collectively, with whom we completed a strategic combination on November 15, 2018, Technomar Shipping Inc ("Technomar") refers to one of our ship technical managers and ConChart Commercial Inc ("Conchart") refers to our commercial ship manager. The term "Selling Noteholders" refers to the noteholders described in the section entitled "Selling Noteholders" beginning on page 20. Unless otherwise indicated, all references to "$" and "dollars" in this prospectus are in U.S. dollars. We use the term "TEU", meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as vessels. Unless otherwise indicated, we calculate the average age of our vessels on a weighted average basis, based on TEU capacity.

ii

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.
The Company
Global Ship Lease is a leading independent owner of containerships with a diversified fleet of mid-sized and smaller containerships. Incorporated in the Republic of the Marshall Islands, Global Ship Lease commenced operations in December 2007 with a business of owning and chartering out containerships under fixed-rate charters to top tier container liner companies. On November 15, 2018, we completed a strategic combination with Poseidon Containers.
As at June 30, 2021 we owned 48 containerships, ranging from 2,207 to 11,040 TEU. As at that date we had contracted to purchase a further 17 containerships, 13 of which were delivered in July 2021. The remaining four ships, which are 5,470 TEU, are expected to be delivered in the third and fourth quarters of 2021. After giving effect to the deliveries, our fleet will consist of 65 ships with a total capacity of 342,378 TEU.
Our Notes began trading on the NYSE under the symbol "GSLD" on November 19, 2019.
Our Fleet
The following tables summarize key information about our fleet as of August 11, 2021. Our fleet comprises 65 containerships, of which - as at August 11, 2021 – four have yet to be delivered. The first table below presents the fleet prior to the vessel acquisitions announced year to date (the "Status Quo Fleet"); the second shows the 23 ships purchased and contracted to be purchased year to date (the "Purchased Fleet").

Status Quo Fleet

Vessel Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date	Latest Charter Expiry Date	Daily Charter Rate $
CMA CGM Thalassa	11,040	38,577	2008	CMA CGM	4Q25	1Q26	47,200
UASC Al Khor(1)	9,115	31,764	2015	Hapag-Lloyd	1Q22	2Q22	34,000
Anthea Y(1)	9,115	31,890	2015	COSCO	3Q23	4Q23	38,000
Maira XL(1)	9,115	31,820	2015	ONE	2Q22	3Q22	31,650
MSC Tianjin	8,603	34,325	2005	MSC	2Q24	3Q24	19,000 (2)
MSC Qingdao	8,603	34,609	2004	MSC	2Q24	3Q24	23,000 (2)
GSL Ningbo	8,603	34,340	2004	MSC	1Q23	3Q23	22,500
GSL Eleni	7,847	29,261	2004	Maersk	3Q24	4Q24 (3)	16,500 (3)
GSL Kalliopi	7,847	29,105	2004	Maersk	4Q22	4Q24 (3)	14,500 (3)
GSL Grania	7,847	29,190	2004	Maersk	4Q22	4Q24 (3)	14,500 (3)
Mary(1)	6,927	23,424	2013	CMA CGM	3Q23	4Q23	25,910
Kristina(1)	6,927	23,421	2013	CMA CGM	2Q24	3Q24	25,910
Katherine (1)	6,927	23,403	2013	CMA CGM	1Q24	2Q24	25,910
Alexandra (1)	6,927	23,348	2013	CMA CGM	1Q24	2Q24	25,910
Alexis (1)	6,882	23,919	2015	CMA CGM	1Q24	2Q24	25,910
Olivia I (1)	6,882	23,864	2015	CMA CGM	1Q24	2Q24	25,910
GSL Christen	6,840	27,954	2002	Maersk	3Q23	4Q23	35,000 (4)
GSL Nicoletta	6,840	28,070	2002	MSC(5)	3Q24	4Q24	13,500(5)
CMA CGM Berlioz	6,621	26,776	2001	CMA CGM	4Q25	1Q26	34,000(6)
Agios Dimitrios	6,572	24,931	2011	MSC	4Q23	1Q24	20,000
GSL Vinia	6,080	23,737	2004	Maersk	3Q24	1Q25	13,250

Vessel Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date	Latest Charter Expiry Date	Daily Charter Rate $
GSL Christel Elisabeth	6,080	23,745	2004	Maersk	2Q24	1Q25	13,250
Tasman	5,936	25,010	2000	Maersk	1Q22	3Q23(7)	12,500(7)
ZIM Europe	5,936	25,010	2000	ZIM	1Q24	2Q24	14,500(8)
Ian H	5,936	25,128	2000	ZIM	2Q24	3Q24	32,500(8)
Dolphin II	5,095	20,596	2007	OOCL	1Q22	2Q22	24,500
Orca I	5,095	20,633	2006	Maersk	2Q24	3Q25	21,000 (9)
CMA CGM Alcazar	5,089	20,087	2007	CMA CGM	3Q26	4Q26	16,000 (10)
GSL Château d'If	5,089	19,994	2007	Hapag-Lloyd	4Q26	1Q27	14,500 (10)
CMA CGM Jamaica	4,298	17,272	2006	CMA CGM	3Q22	1Q23	25,350
CMA CGM Sambhar	4,045	17,429	2006	CMA CGM	3Q22	1Q23	25,350
CMA CGM America	4,045	17,428	2006	CMA CGM	3Q22	1Q23	25,350
GSL Valerie	2,824	11,971	2005	ZIM	3Q21	1Q22	13,250
Athena	2,762	13,538	2003	MSC(11)	2Q24	2Q24	21,500(11)
Maira	2,506	11,453	2000	Hapag-Lloyd	1Q23	2Q23	14,450
Nikolas	2,506	11,370	2000	CMA CGM	1Q23	1Q23	16,000
Newyorker	2,506	11,463	2001	CMA CGM	1Q24	2Q24	20,700(12)
Manet	2,272	11,727	2001	Sea-Lead	4Q21	4Q21	12,850
Keta	2,207	11,731	2003	OOCL	4Q24	1Q25	9,400 (13)
Julie	2,207	11,731	2002	Sea Consortium	1Q23	2Q23	20,000(14)
Kumasi	2,207	11,791	2002	CMA CGM	3Q21	4Q21	9,300
Marie Delmas	2,207	11,731	2002	CMA CGM	3Q21	4Q21	9,300

(1)	Modern design, high reefer capacity, fuel-efficient vessel.
(2)
MSC Tianjin. Chartered at $23,000 per day through dry-docking in 2Q2021; thereafter at $19,000 per day, due to cancellation of scrubber installation. MSC Qingdao has a scrubber installed and will continue to trade at a rate of $23,000 per day.

(3)
GSL Eleni delivered 2Q2019 and is chartered for five years; GSL Kalliopi (delivered 4Q2019) and GSL Grania (delivered 3Q2019) are chartered for three years plus two successive periods of one year at the option of the charterer. During the option periods the charter rates for GSL Kalliopi and GSL Grania are $18,900 per day and $17,750 per day respectively.

(4)	GSL Christen. Chartered at $15,000 per day through May 2021, at which time the rate increased to $35,000 per day.
(5)	GSL Nicoletta. Chartered to MSC at $13,500 per day to 3Q21; thereafter to be chartered to Maersk at $35,750 per day.
(6)	CMA CGM Berlioz. Chartered at $34,000 per day through December 2021, at which time the rate will increase to $37,750 per day.
(7)	Tasman. 12-month extension at charterer's option callable in 2Q2022, at an increased rate of $20,000 per day.
(8)
A package agreement with ZIM, for direct charter extensions on two 5,900 TEU ships: Ian H, at a rate of $32,500 per day from May 2021, and ZIM Europe (formerly Dimitris Y), at a rate of $24,250 per day, from May 2022.

(9)
Orca I. Chartered at $10,000 per day through April 2021, at which time the rate increased to $21,000 per day through to the median expiry of the charter in 2Q2024; thereafter the charterer has the option to charter the vessel for a further 12-14 months at the same rate.

(10)	CMA CGM Alcazar and GSL Chateau d'If. Both ships have been forward fixed to CMA CGM for five years at $35,500 per day, with the new charters due to commence in 4Q2021.
(11)	Athena. Chartered to MSC at a rate of $9,000 per day through April 2021, at which time the vessel was drydocked. Thereafter chartered to Hapag-Lloyd at $21,500 per day.
(12)	Newyorker. Drydocked in 2Q2021; thereafter chartered to CMA CGM at $20,700 per day.
(13)	Keta. Chartered to OOCL at $9,400 per day through 3Q2021. Thereafter forward fixed to CMA CGM at $25,000 per day.
(14)	Julie. Chartered to Sea Consortium at a rate of $9,250 per day through May 2021; thereafter extended at $20,000 per day.

Purchased Fleet

Vessel Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date	Latest Charter Expiry Date	Daily Charter Rate $	Actual/ Estimated Delivery date
GSL Dorothea	6,008	24,243	2001	Maersk	2Q24	4Q26	Note(1)	26/04/2021
GSL Arcadia	6,008	24,858	2000	Maersk	2Q24	1Q26	Note(1)	26/04/2021
GSL Violetta	6,008	24,873	2000	WHL/Maersk	4Q24	2Q26	Note(1)	28/04/2021
tbr GSL Maria	6,008	24,414	2001	ONE/Maersk	3Q24	2Q27	Note(1)	28/04/2021
GSL Tegea	6,008	24,308	2001	Maersk	2Q24	4Q26	Note(1)	17/05/2021
tbr GSL Melita	6,008	24,848	2001	Maersk	2Q24	4Q26	Note(1)	25/05/2021
GSL MYNY	6,008	24,873	2000	Maersk	3Q24	4Q26	Note(1)	28/07/2021
tbr GSL Tripoli	5,470	22,259	2009	Maersk	3Q24	4Q27	Note(2)	3/4Q21
tbr GSL Kithira	5,470	22,108	2009	Maersk	3Q24	4Q27	Note(2)	3/4Q21
tbr GSL Tinos	5,470	22,067	2010	Maersk	3Q24	4Q27	Note(2)	3/4Q21
tbr GSL Syros	5,470	22,098	2010	Maersk	3Q24	4Q27	Note(2)	3/4Q21
tbr GSL Susan	4,363	17,309	2008	CMA CGM	3Q22	4Q22	22,000	29/07/2021
tbr GSL Rossi	3,421	16,309	2012	Gold Star	1Q22	2Q22	20,000	29/07/2021
tbr GSL Alice	3,421	16,209	2014	CMA CGM	1Q23	2Q23	21,500	29/07/2021
tbr GSL Eleftheria	3,405	16,209	2013	Maersk	3Q25	4Q25	12,000(3)	29/07/2021
tbr GSL Melina	3,400	16,209	2013	Maersk	2Q23	3Q23	24,500	29/07/2021
Matson Molokai	2,824	12,032	2007	Matson	2Q22	2Q22	20,250	15/07/2021
tbr GSL Lalo	2,824	11,951	2006	ONE	1Q23	2Q23	18,500	29/07/2021
tbr GSL Mercer	2,824	11,970	2007	Hapag	3Q21	4Q21	11,700	29/07/2021
tbr GSL Elizabeth	2,742	11,507	2006	ONE	4Q22	1Q23	18,500	28/07/2021
tbr GSL Chloe	2,546	12,212	2012	ONE	4Q21	4Q21	15,000	29/07/2021
tbr GSL Maren	2,546	12,212	2014	Westwood	4Q22	1Q23	19,250	29/07/2021
tbr GSL Amstel	1,118	5,167	2008	CMA CGM	3Q23	3Q23	11,900	29/07/2021

(1)
On February 9, 2021 we announced that we had contracted to purchase seven ships of approximately 6,000 TEU each, which have now been delivered. Contract cover for each vessel is for a firm period of at least three years from the date each vessel is delivered, with charterers holding a one-year extension option on each charter, followed by a second option with the period determined by (and terminating prior to) each vessel's 25th year dry-docking & special survey. Five ships are chartered to Maersk from delivery; the remaining two (GSL Maria & GSL Violetta) will be chartered to Maersk upon completion of short charters to Wan Hai and ONE, respectively. The charter rates are confidential.

(2)
On June 16, 2021 we announced that we had contracted to purchase four ultra-high reefer ships of 5,470 TEU each. These ships are scheduled to deliver in 3/4Q21. Contract cover is for a firm period of three years, with a period of an additional three years at charterers' option. The charter rates are confidential.

(3)	GSL Eleftheria. Chartered to Maersk at $12,000 per day through September 2021; thereafter extended at $37,975 per day.

Employment of Our Fleet

We employ the ships in our fleet on time charters. A time charter is a contract for the use of a ship for a fixed period of time at a specified daily rate. Under a time charter, as the ship owner, we provide and bear the cost of crew, lubricating oil, and all maintenance and other services related to the ship's operation, the cost of which is included in the daily charter rate. We are also responsible for insuring our interests in the ship and liabilities as owner arising from its use. The charterer is responsible for substantially all of the ship's voyage costs, such as fuel (bunker) costs, canal fees, port expenses, cargo handling costs and extra war risk insurance costs if the ship is deployed outside normal insurance limits and enters areas which are specified by the insurance underwriters as being subject to additional premiums.

The initial term for a time charter commences on the ship's delivery to the charterer. Time charter agreements may include options, in favor of the owner or the charterer, to extend the charter on pre-agreed terms. Charters may be extended on mutually agreed terms, or the ship will be re-delivered by the charterer at the end of the charter period, within a pre-agreed time window (to allow for operational flexibility), in which case we would seek alternate employment with another charterer.

Our charters are with a number of different charterers and expire on different dates over a period of time. We believe the diversified charterer base reduces counterparty risk and the staggered expirations of our charters reduces our exposure to re-chartering risk and may mitigate the impact of the cyclical nature of the container shipping industry.

Management of our Ships

Technomar provides all day-to-day technical ship management services for all but 12 of our ships. Another third party provides such management on the 12 remaining ships.  All of our ships are commercially managed by Conchart pursuant to commercial management agreements.  For more information regarding management of our ships, please see "Item 4. Information on the Company-B. Business Overview-Ship Management" in our 2020 Annual Report, which is incorporated herein by reference.

The Securities the Selling Noteholders May Offer

The Selling Noteholders may sell in one or more offerings pursuant to this registration statement up to $35 million of our Notes. We will not receive any of the proceeds from the sale of these securities by the Selling Noteholders.

A prospectus supplement may describe the amounts, prices, and type of transaction in which the Selling Noteholders may offer securities and may describe certain risks in addition to those set forth below associated with an investment in the securities.  Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.
Selling Noteholders
All of our 8.00% Senior Unsecured Notes due 2024 offered by this prospectus supplement hereby are being sold by Borealis Finance LLC, a Marshall Islands limited liability company (the "Selling Noteholders"). For additional information about our Selling Noteholders, please refer to the section of this prospectus supplement entitled "Selling Noteholders."

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in "Item 3.D. Risk Factors" in our 2020 Annual Report, filed with the Commission on March 19, 2021, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

THE OFFERING
The following summary of the offering contains basic information about the Notes being offered and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms and conditions of the Notes, see "Description of the Notes."
Securities Offered	Up to $35.0 million aggregate principal amount of the Company's 8.00% Senior Unsecured Notes, due 2024.

Use of Proceeds	The Notes sold pursuant to this prospectus will be sold by the Selling Noteholders. We will not receive any of the proceeds from such sales.

NYSE Trading Symbol	GSLD

The Trustee	Wilmington Savings Fund Society, FSB

Risk Factors
An investment in the Notes involves significant risks. Please refer to the section entitled "Risk Factors" beginning on page 5 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Tax considerations
In general, and except as noted below, interest paid to a U.S. Holder (as defined in "Tax Considerations," below) on the Notes will be includible in such U.S. Holder's gross income as ordinary interest income in accordance with the U.S. Holder's regular method of tax accounting. In addition, interest on the Notes will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the Notes generally will constitute passive category income.

Subject to the consideration of market discount rules, upon the sale, exchange, redemption or other disposition of a Note, a U.S. Holder will recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid qualified stated interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder's adjusted tax basis in such Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of such debt security, reduced by any cash payments on the debt security other than qualified stated interest. Capital gain from the sale, exchange, redemption or other disposition of a Note that is held as a capital asset and held more than one year is long-term capital gain and is eligible for a reduced rate of taxation for non-corporate U.S. Holders. Gain recognized by a U.S. Holder on a sale, exchange, redemption or other disposition of a Note generally will be treated as U.S. source income. A loss recognized by a U.S. Holder on the sale, exchange, redemption or other disposition of a Note generally will be allocated to U.S.

source income. The deductibility of a capital loss recognized on the sale, exchange, redemption or other disposition of a Note may be subject to limitations, and U.S. Holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Payments of interest and principal will not be subject to income or withholding taxes imposed by the Marshall Islands.

See "Tax Considerations" for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "will" or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of strategic acquisitions, and the likelihood of success in acquiring additional vessels to expand our business.

Forward-looking statements appear in a number of places in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Commission on March 19, 2021, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, including, without limitation, in the sections entitled "Business Overview," "Management's Discussion and Analysis of Financial Conditions and Operations," and "Dividend Policy."

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in "Risk Factors" in this prospectus. The risks described under "Risk Factors" are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

USE OF PROCEEDS
All of the Notes offered by the Selling Noteholders pursuant to this prospectus will be sold by the Selling Noteholders for their own accounts. We will not receive any of the proceeds from these sales.

CAPITALIZATION
The following table sets out our cash and cash equivalents and our capitalization as of June 30, 2021 on an:
•	actual basis;
•	as adjusted basis to give effect to:
•	the drawdown of the last tranche of $10.7 million under our new HCOB Credit Facility to partially finance vessel acquisition;
•
the issuance and sale of 257,709 depositary shares (representing an interest in 258 Series B Preferred Shares) through August 11, 2021 in connection with our at-the-market issuance program for our Series B preferred Shares, resulting in net proceeds to us of $6.4 million; and

•
the purchase of 12 containerships and with the purchase price of $233.9 million funded by cash on hand of $58.9 million, the proceeds from the new syndicated credit facility with HCOB and Credit Agricole of $140.0 million and the issuance of 1,400,000 Company's 8.00% Senior Unsecured Notes, due 2024, of $35.0 million in principal amount.

	As of June 30, 2021
	Actual	As Adjusted
(In Thousands of U.S. Dollars)

Total Cash (1) (2)	$165,504	$113,014

Debt (secured)
New Hayfin Credit Facility	$217,249	$217,249
2024 Notes	82,521	117,521
Syndicated Senior Secured Credit Facility (CACIB, ABN, CIT, Siemens, CTBC, Bank Sinopac, Palatine)	225,600	225,600
Blue Ocean Junior Credit Facility	26,205	26,205
Hayfin Credit Facility	5,833	5,833
Hellenic Bank Credit Facility	45,700	45,700
Chailease Credit Facility	6,660	6,660
Deutsche Credit Facility	51,670	51,670
HCOB Credit Facility	53,500	64,200
CACIB, Bank Sinopac, CTBC Credit Facility	51,700	51,700
Sale and Leaseback Agreement - CMBFL	54,000	54,000
Sale and Leaseback Agreement – Neptune	14,735	14,735
HCOB, CACIB Credit Facility	-	140,000
Total Debt (3) (4)	$835,373	$1,021,073

Shareholders' equity:
Class A common shares-authorized 214,000,000 shares with a $0.01 par value 36,283,468 shares issued and outstanding	362	362
Series B Preferred shares-authorized 44,000 shares with a $0.01 par value 36,772 shares issued and outstanding (as adjusted 39,349 shares issued and outstanding)	-	-
Additional paid in capital	689,921	696,321
Accumulated deficit	(96,917)	(96,917)
Total shareholders' equity	593,366	599,766

Total Capitalization	$1,428,739	$1,620,839

(1)	Cash and cash equivalents, including restricted cash of $22,541.
(2)	Cash and cash equivalents has not been adjusted for any expenses related to the purchase of the 12 containerships.
(3)	Aggregated principal amount outstanding, excluding unamortized deferred financing costs of $14,162 and unamortized original issue premium on our 2024 Notes of $109 as of June 30, 2021.
(4)	The drawdowns relate to the new credit facilities excluding deferred financing costs.

ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

TAX CONSIDERATIONS
The following is a discussion of material United States federal and Marshall Islands income tax considerations that may be relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations as well as the relevant laws of the Marshall Islands, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.
This discussion applies only to holders of our Notes that purchase our Notes at their issue price as part of the initial offering and hold our Notes as "capital assets" (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, holders that are required to recognize income no later than when such income is reported on an applicable financial statement, holder that are subject to the Base Erosion and Anti-Avoidance Tax or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership's ownership of our Notes.
No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us, holders of our Notes, or our shareholders.
Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.
U.S. Federal Income Taxation of U.S. Holders
As used herein, the term "U.S. Holder" means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
Stated Interest on our Notes
Stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.
Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either "passive" or "general" category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes
Subject to the discussion of market discount rules below, upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder's adjusted tax basis in our Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for our Notes. Your adjusted tax basis in our Notes generally will equal the amount you paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.
Market Discount
A U.S. Holder will be treated as if he purchased a Note at a market discount and the Note will be a "market discount debt security" if:
•	the Note is purchased for less than its issue price; and
•
the Note's stated redemption price at maturity exceeds the price paid for the Note by at least 1⁄4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to the debt security's maturity.

If the Note's stated redemption price at maturity does not exceed the price you paid for the debt security by 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to the Note's maturity, the excess constitutes "de minimis market discount", and the rules discussed below are not applicable to you.
If a U.S. Holder recognizes gain on the maturity or disposition of a Notes that has market discount, the U.S. Holder must treat it as ordinary income to the extent of the accrued market discount on the Note. Alternatively, a U.S. Holder may elect to currently include market discount in income over the life of the Note. If a U.S. Holder makes this election, it will apply to all debt instruments with market discount that the electing U.S. Holder acquires on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke this election without the consent of the IRS.
If a U.S. Holder owns a market discount debt security and do not elect to include market discount in income currently, the U.S. Holder will generally be required to defer deductions for interest on borrowings allocable to the Notes in an amount not exceeding the accrued market discount on the Note until the maturity or disposition of the Note. A U.S. Holder will accrue market discount on the Note on a straight-line basis unless the U.S. Holder elects to accrue market discount using a constant-yield method. If a U.S. Holder makes this election to accrue market discount using a constant-yield method, it will apply only to the debt security with respect to which it is made and the electing U.S. Holder may not revoke it. a U.S. Holder will, however, not include accrued market discount in income unless you elect to do as described above.
Any market discount included in income of a U.S. Holder pursuant to the elections discussed above will generally increase the U.S. Holder's basis in the Note for U.S. federal income tax purposes.
Election to Treat All Interest as Original Issue Discount.
A U.S. Holder may elect to include in gross income all interest that accrues on your debt security using the constant-yield method (which is generally appliable to debt instruments issued with original issue discount ("OID")), with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.
If a U.S. Holder makes this election for a Note, then, when a U.S. Holder applies the constant-yield method:

•	the "issue price" of the Note will equal the U.S. Holder's cost;
•	the issue date of the Note will be the date the U.S. Holder acquired it; and
•	no payments on the Note will be treated as payments of qualified stated interest.
Generally, this election will apply only to the debt security for which a U.S. Holder makes it. If a U.S. Holder makes this election for a market discount debt security, the U.S. Holder will be treated as having made the election discussed below under "—Market Discount," above, to include market discount in income currently over the life of all debt instruments that the electing U.S. Holder acquire on or after the first day of the first taxable year to which the election applies. An electing U.S. Holder may not revoke any election to apply the constant-yield method to all interest on the Note or the deemed election with respect to market discount debt securities without the consent of the IRS.
Medicare Tax on Unearned Income
Certain U.S. Holders who are individuals, estates or trusts, or U.S. Individual Holders, are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of our Notes. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Notes.
Information Reporting and Backup Withholding
In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder's U.S. federal income tax liability, provided that the required information is timely provided to the IRS.
U.S. Return Disclosure Requirements for Individual U.S. Holders
U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.
U.S. Federal Income Taxation of Non-U.S. Holders
A beneficial owner of our Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.
Interest on our Notes
In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest on the Notes unless the interest is effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected with that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes
In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by U.S.-source capital losses.
Information Reporting and Backup Withholding
Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.
Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Marshall Islands Tax Considerations
The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.
Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on payments we make to you as a noteholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.
Each prospective investor is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each investor to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

PLAN OF DISTRIBUTION
The Selling Noteholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors in interest, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling the Notes received after the date of this prospectus from the Selling Noteholders as a gift, pledge, distribution, dividend, or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Notes, including on any stock exchange, quotation service, market or other trading facility on which the Notes are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.
The Selling Noteholders may sell, transfer or otherwise dispose of the Notes offered in this prospectus through:
•	one or more block trades in which a broker-dealer will attempt to sell the Notes as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	broker-dealers, who may agree with the Selling Noteholders to sell a specified number of such Notes at a stipulated price per Note;
•	public or privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
trading plans entered into by the Selling Noteholders pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any combination of the foregoing; or
•	any other method permitted pursuant to applicable law.
The Selling Noteholders may, from time to time, pledge or grant a security interest in some or all of our Notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Notes, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Noteholders to include the donee, pledgee, transferee or other successors in interest as Selling Noteholders under this prospectus.  The Selling Noteholders also may transfer the Notes owned by them in other circumstances, in which case the donees, transferees, pledgees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the Notes, the Selling Noteholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes in the course of hedging the positions they assume. The Selling Noteholders may also sell the Notes short and deliver these securities to close out their short positions, or loan or pledge the Notes to broker-dealers that in turn may sell these securities. The Selling Noteholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the Notes offered by this prospectus, which Notes such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Noteholders also may sell all or a portion of the Notes in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the Notes are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
There can be no assurance that the Selling Noteholders will sell any or all of the Notes offered by this prospectus.
The aggregate proceeds to the Selling Noteholders from the sale of the Notes offered by them will be the purchase price of the Notes less discounts or commissions, if any. The Selling Noteholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes to be made directly or through agents.  We will not receive any of the proceeds from the sale of the Notes by the Selling Noteholders.
The Selling Noteholders and any underwriters, broker-dealers or agents that participate in the sale of the Notes may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Notes may therefore be underwriting discounts and commissions under the Securities Act. A Selling Noteholder who is deemed by the Commission to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
We have informed the Selling Noteholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act may apply to sales of the Notes by the Selling Noteholders in the market and to the activities of the Selling Noteholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Noteholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Noteholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of the Notes against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the Notes pursuant to this prospectus.
At the time that any particular offering of the Notes is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of the Notes being offered, the purchase price of the Notes, the public offering price of the Notes, the names of any underwriters, dealers or agents and any applicable discounts or commission.
In order to comply with the securities laws of some states, if applicable, the Notes may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for the Notes, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the registration and sale of the Notes offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Noteholders against certain liabilities, including liabilities of any violation us of the Securities Act, the Exchange Act, and state securities laws applicable to us and relating to the registration of the Notes offered by this prospectus that have not resulted from written information provided by the Selling Noteholders to us expressly for use in connection with such registration. We have agreed with the Selling Noteholders to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (a) two years following the issuance date of the Notes, (b) the date on which all of the Notes covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (c) such Notes have been distributed pursuant to Rule 144 of the Securities Act, or (d) such Notes are otherwise disposed of and thereafter such securities do not bear restricted legends and no longer constitute "restricted securities" under the Securities Act.
In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc, the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

SELLING NOTEHOLDERS
This prospectus relates to the proposed sale from time to time of up to $35.0 million of our 8.00% Senior Unsecured Notes due 2024 by the Selling Noteholders named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Noteholders to offer these securities for resale or transfer from time to time as set forth above in "Plan of Distribution."
Borealis Finance LLC acquired the Notes offered pursuant to this prospectus in a private transaction in connection with the sale of nine vessels to the Company or its wholly or majority owned subsidiaries which closed on July 29, 2021. The Notes registered hereunder are being registered for resale pursuant to the registration rights agreement dated June 3, 2021 entered into between the Company and the Selling Noteholder.  Pursuant to such registration statement, we granted the Selling Noteholder customary piggyback registration rights and the right to demand underwritten takedowns from this shelf registration statement with respect to an offering of at least $5.0 million of Notes.
The following table sets forth certain information regarding the Selling Noteholder and its beneficial ownership of the Notes. The table is based upon information provided by the Selling Noteholder and other publicly available information. The table assumes that all the Notes being offered by the Selling Noteholder pursuant to this prospectus are ultimately sold in the offering. The Selling Noteholder may sell some, all or none of its Notes covered by this prospectus, and as a result the actual number of Notes that will be held by the Selling Noteholder upon termination of the offering may exceed the minimum number set forth in the table.

Name of Selling Noteholders	Securities Beneficially Owned Before Offering	Percentage of Class Prior to the Offering	Total Securities Offered Hereby	Securities Beneficially Owned Following the Offering	Percentage of Class Following the Offering
Borealis Finance LLC (1)	$35,000,000 in aggregate principal amount	29.78%	$35,000,000 in aggregate principal amount	None	0%
(1)
Embarcadero Maritime III LLC is the sole member of Borealis Holding I LLC, who is the sole member of Borealis Holding II LLC, who is the sole member of Borealis Finance LLC.  Embarcadero Maritime III LLC is majority owned by Powell Investors II L.P. and Valencia Investors Limited, who are Class A members.  Each of Powell Investors II L.P. and Valencia Investors Limited are funds which are managed directly by KKR Credit Advisors (US) LLC or through its wholly-owned subsidiary advisor entities. Kohlberg Kravis Roberts & Co. L.P. is the sole member of KKR Credit Advisors (US) LLC. KKR Group Partnership L.P. is the general partner of Kohlberg Kravis Roberts & Co. L.P. and KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. (NYSE: KKR) is the parent company of KKR Group Holdings Corp.  The address for KKR Credit Advisors (US) LLC is 555 California Street, 50th Floor, San Francisco, CA 94104. The address for all other entities noted above is 30 Hudson Yards, New York, NY 10001.

DESCRIPTION OF NOTES
The 8.00% Senior Unsecured Notes due 2024 (the "Notes") were issued under an Indenture dated as of November 19, 2019, as supplemented by the First Supplemental Indenture dated as of November 19, 2019, which we refer to collectively as the "Indenture," between the Company and Wilmington Savings Fund Society, FSB, trustee. Set forth below is a description of the specific terms of the Notes and the Indenture. This description supplements the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture.
General
The Notes:
•	are our general unsecured, senior obligations;
•
mature on December 31, 2024 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount, plus accrued and unpaid interest to, but not including, the maturity date, will be paid at maturity;

•
bear cash interest at an annual rate of 8.00%, payable quarterly in arrears on the last day of February, May, August and November of each year, and at maturity, and the interest payable on each interest payment date will be paid only to holders of record of the Notes at the close of business on January 15, April 15, July 15 and October 15 of each year, as the case may be, immediately preceding the applicable interest payment date;

•	are redeemable at our option, in whole or in part, at any time on or after December 31, 2021, at the prices and on the terms described under "—Optional Redemption" below;
•	are redeemable at our option, in whole, at any time on or before December 31, 2021, at the price and on the terms described under "—Optional Redemption in Case of Change of Control" below;
•	are issued in denominations of $25.00 and integral multiples of $25.00 in excess thereof;
•	do not have a sinking fund;
•	are listed on the NYSE under the symbol "GSLD"; and
•	are represented by one or more registered Notes in global form, or in certificated form.
The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "—Covenants—Merger, Consolidation or Sale of Assets" below, the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except for the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus supplement; provided that if any such additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

Ranking
The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, including trade payables.
Interest
Interest on the Notes will accrue at an annual rate equal to 8.00% from the last date on which interest has been paid to, but excluding, the maturity date or earlier acceleration or redemption date and will be payable quarterly in arrears on the last day of February, May, August and November of each year and at maturity, to the record holders at the close of business on the immediately preceding February 15, May 15, August 15 and November 15 (and December 15 immediately preceding the maturity date), as applicable (whether or not a business day).
The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
"Business day" means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
Optional Redemption
The Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to 102% of the principal amount to be redeemed, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to 101% of the principal amount to be redeemed, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.
Optional Redemption in Case of Change of Control
If a Change of Control Event (as defined below) occurs, we will have the right, but not the obligation, before December 31, 2021, to redeem the Notes, in whole but not in part, within 90 days of the occurrence of such Change of Control Event, at a redemption price in cash equal to 104% of the aggregate principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
"Capital Stock" means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the Notes or issued thereafter.
"Change of Control Event" means: the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company's directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Redemption—General
Any redemption shall be upon notice not fewer than 30 days and not more than 60 days prior to the date fixed for redemption. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC's applicable procedures.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Events of Default
Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term "Event of Default" in respect of the Notes means any of the following:
(1)	we do not pay interest on any Note when due, and such default is not cured within 30 days;
(2)	we do not pay the principal of the Notes when due and payable;
(3)
we breach any covenant or warranty in the Indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and

(4)	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 consecutive days following entry of such final judgment or decree.
The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.
Remedies if an Event of Default Occurs
If an Event of Default, other than an event of default described in clause (4) above, has occurred and is continuing, either the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes then outstanding, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an "acceleration of maturity." If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.
At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.
At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under "—Covenants—Reporting" below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default.
Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder's rights relating to the Notes, the following must occur:
•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;
•
the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.
No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Waiver of Defaults
The holders of a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot be modified or amended without the consent of each holder of Notes.
Covenants
In addition to any other covenants described in the accompanying prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants will govern.
Merger, Consolidation or Sale of Assets
The Indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly-owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:
•
we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union or any jurisdiction generally acceptable as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;

•
the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and
•
in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Reporting
So long as any Notes are outstanding, we will (i) file with the Commission within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of us to be contained in our filings on Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the Commission via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.
Modification or Waiver
There are three types of changes we can make to the Indenture and the Notes:
Changes Not Requiring Approval
There are changes that we and the Trustee can make to the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:
•	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the Indenture and the Notes;
•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;

•
to modify, eliminate or add to any of the provisions of the Indenture to such extent as necessary to effect the qualification of the Indenture under the Trust Indenture Act, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental Indenture which may be defective or inconsistent with other provisions;
•	to secure the Notes;
•
to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•	to make provisions in regard to matters or questions arising under the Indenture, so long such other provisions to do not materially affect the interest of any other holder of the Notes.
Changes Requiring Approval of Each Holder
We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:
•	changing the stated maturity of the principal of, or any installment of interest on, any Note;
•	reducing the principal amount or rate of interest of any Note;
•	changing the place of payment where any Note or any interest is payable;
•	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the Indenture; and
•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.
Changes Requiring Majority Approval
Any other change to the Indenture and the Notes would require the following approval:
•	if the change only affects the Notes, it must be approved by holders of a majority in aggregate principal amount of the outstanding Notes; and
•
if the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in aggregate principal amount of each of the series of debt securities affected by the change.

Consent from holders to any change to the Indenture or the Notes must be given in writing.
Further Details Concerning Voting
The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the Indenture as of the date of determination except:
•	Notes cancelled by the trustee or delivered to the trustee for cancellation;
•
Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the Indenture to the satisfaction of the trustee;

•
Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

•	Notes for which have undergone full defeasance, as described below; and
•
Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the Indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.
Defeasance
The following defeasance provisions will be applicable to the Notes. "Defeasance" means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a "covenant defeasance," upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
Covenant Defeasance
Under the Indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the Indenture under which the Notes were issued. This is called "covenant defeasance." In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:
•
we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of the all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•
we must deliver to the trustee a legal opinion of our counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;

•	we must deliver to the trustee an officers' certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
•
no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;
•
the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers' certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.
Full Defeasance
If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•
we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of the all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•
we must deliver to the trustee a legal opinion confirming that there has been a change to the current U.S. federal income tax law or an IRS ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee an officers' certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
•
no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•	the full defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;
•
the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers' certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the full defeasance have been complied with.
In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above may be applied to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.
Listing
The Notes are listed on the NYSE under the symbol "GSLD." The Notes trade "flat," meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.
Governing Law
The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Global Notes; Book-Entry Issuance
The Notes sold pursuant to this prospectus may be issued in the form of a global certificate, or "Global Notes," registered in the name of DTC following the effectivness of the registration statement of which this prospectus is a part.  DTC has informed us that its nominee will be Cede & Co. Accordingly, following the issuance of the Notes sold pursuant to this prospectus in the form of Global Notes we expect Cede & Co. to be the registered holder of the Notes. Following such time, no person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person's interest in the Notes except as described herein and all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities, unless and until definitive securities are issued under the limited circumstances described below.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants, or "Direct Participants," deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or "DTCC."
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or "Indirect Participants." DTC has an S&P rating of AA+. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note, or the "Beneficial Owner," is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the Notes issued in the form of Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
About the Trustee
Wilmington Savings Fund Society, FSB serves as the trustee under the Indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.
Wilmington Savings Fund Society, FSB (individually and in any capacity, including Trustee) has not participated in or been involved in the preparation of this prospectus supplement and assumes no responsibility or liability for its contents.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$4,009.43
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*
LEGAL MATTERS
The validity of the securities offered by this prospectus and certain other legal matters with respect to the laws of the Republic of the Marshall Islands and with respect to matters of U.S. law will be passed upon for us by our counsel on matters of U.S. and Marshall Islands law, Seward & Kissel LLP.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has significant contracts with CMA CGM, a related party and a significant source of the Company's operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Report on Form 6-K, filed with the Commission on April 14, 2021.
•
Our Report on Form 6-K, filed with the Commission on May 12, 2021, which contains our financial results and interim unaudited consolidated financial statements for the three months ended March 31, 2021.

•
Our Reports on Form 6-K, filed with the Commission on August 6, 2021, which contains our management's discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the for the six months ended June 30, 2021.

•	Our Report on Form 6-K, filed with the Commission on August 13, 2021.
•
Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Commission on March 19, 2021, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), including all such reports furnished after the date of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We and the Selling Noteholders have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Noteholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:
Global Ship Lease, Inc.
Attn: Ian J. Webber
c/o 25 Wilton Road
London SW1V 1LW
United Kingdom
 44 (0) 20 3998 0063
www.globalshiplease.com
Information provided by the Company
We will furnish holders of the Notes with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Section 5 of the Amended and Restated Registration Rights Agreement by and among the Registrant, KEP VI (Newco Marine), Ltd. and KIA VIII (Newco Marine), Ltd., CMA CGM S.A., Management Investor Co. and Anmani Consulting Inc., Marathon Founders, LLC, Michael S. Gross and Maas Capital Investments B.V. (each a "Shareholder" and collectively, the "Shareholders") provides as follows:

5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, managers, shareholders, attorneys and agents, and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Shareholder and each other holder of Registrable Securities, from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus or final Prospectus contained in the Registration Statement, any related free writing prospectus or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus, final Prospectus, related free writing prospectus or any such amendment or supplement thereto in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein.

5.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, with respect to any Registration Statement where Registrable Securities were registered under the Securities Act, indemnify and hold harmless the Company, each of its directors and officers, and each other person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, to the extent that such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus or final Prospectus contained in the Registration Statement, any related free writing prospectus or any amendment or supplement to the Registration Statement or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that such selling holder shall be subject to such liability only to the extent that the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein. The Company and the holders of Registrable Securities hereby acknowledge and agree that, unless a selling holder requests in writing that additional information be included in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus or final Prospectus, any related free writing prospectus or any amendment or supplement thereto, the only information furnished to the Company for use in any such document will consist of no more than those statements specifically relating to (a) the number of Registrable Securities beneficially owned by such selling holder and its Affiliates to be registered and/or sold in the registration and/or offering and (b) the name and address of such selling holder and other information with respect to such selling holder (excluding percentages) that appear in the footnotes to the selling stockholder section in any applicable preliminary Prospectus or final Prospectus. Each selling holder's indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder from the sale of Registrable Securities which gave rise to such indemnification obligation.

5.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 5.1 or Section 5.2, such person (the "Indemnified Party") shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the "Indemnifying Party") in writing of the loss, claim, judgment, damage, liability or action; provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such delay or failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it elects, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, and any others the Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent (which shall not be unreasonably withheld or delayed) or there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

5.4 Contribution.

5.4.1 If the indemnification provided for in the foregoing Sections 5.1, 5.2 and 5.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Parties on the one hand and the Indemnifying Parties on the other from the offering. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 5.3, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Parties on the one hand and the Indemnifying Parties on the other in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

5.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 5.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Article VII of the Amended and Restated Articles of Incorporation of the Registrant provides as follows:

Section 7.1 Limitation of Director Liability. To the fullest extent permitted by the BCA as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.
Section 7.2 Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in an action by or in the right of the Corporation, by reason of the fact he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the "Indemnitee"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
The purpose of this provision is to fully indemnity the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.
Section 7.3 Expenses Payable in Advance. The right to be indemnified shall include, without limitation, the right of an Indemnitee to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified hereunder.
The purpose of this provision is to advance funds to the fullest extent permitted by Section 60 of the BCA of any successor statute.
Section 7.4 Expenses of Enforcement. An Indemnitee shall also be paid reasonable costs, expenses and attorneys' fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder
Section 7.5 Non-exclusivity of Rights. The rights of indemnification shall not be exclusive of-any other rights to which an Indemnitee may be entitled and shall not be limited by the provisions of Section 60 of the BCA or any successor statute.
Section 7.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director of officer of the Corporation or serving in such capacity in another corporation at the request of the Corporation against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Amended and Restated Articles of Incorporation.
Section 7.7 Other Action. The Board of Directors may take such action as it deems necessary or desirable to carry out the provisions set forth in this ARTICLE VII, including adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.
Section 7.8 Amendment or Repeal of ARITCLE VII. Neither the amendment or repeal of this ARTICLE VII, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce any right to indemnification afforded by this ARTICLE VII to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.
Section 7.9 Amendment of BCA. If the BCA is amended after the date of the filing of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended item time to time. No repeal or modification of this Section 7.9 by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section 7.9 at the time of such repeal or modification.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
(1)
Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance.  A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.	Undertakings
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and
(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) - (g) Not applicable.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i)-(k) Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on August 13, 2021.

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber
Name:	Ian J. Webber
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward Horton his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 13, 2021 in the capacities indicated.
/s/ George Giouroukos	Executive Chairman
George Giouroukos

/s/ Michael S. Gross	Director
Michael S. Gross

/s/ Alain Wils	Director
Alain Wils

/s/ Philippe Lemonnier	Director
Philippe Lemonnier

/s/ Michael Chalkias	Director
Michael Chalkias

/s/ Henry Mannix III	Director
Henry Mannix III

/s/ Alain Pitner	Director
Alain Pitner

/s/ Menno van Lacum	Director
Menno van Lacum

/s/ Ian J. Webber	Chief Executive Officer
Ian J. Webber

/s/ Thomas A. Lister	Chief Commercial Officer
Thomas A. Lister

/s/ Anastasios Psaropoulos	Chief Financial Officer
Anastasios Psaropoulos

Authorized Representative
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Global Ship Lease, Inc., has signed this Registration Statement in the city of Newark, state of Delaware, on August 13, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement *

4.1	Form of Definitive Note

4.2	Senior Indenture, dated November 19, 2019, between the Company and Wilmington Savings Fund Society, FSB, as trustee (the "Trustee")(1)

4.3	First Supplemental Indenture dated November 19, 2019, between the Company and the Trustee(2)

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company

8.1	Opinion of Seward & Kissel LLP relating to certain tax matters

23.1	Consent of PricewaterhouseCoopers S.A.

23.2	Consent of Seward & Kissel LLP, U.S. Counsel to the Company (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

25.1	Form T-1 Statement of Eligibility of Wilmington Savings Fund Society, FSB to Act as Trustee under the senior indenture(3)

*
To be filed either as an amendment to this Registration Statement or as an exhibit to a report of the Registrant filed pursuant to the Exchange Act and incorporated by reference into this Registration Statement.

(1)	Incorporated by reference to Exhibit 4.1 of Global Ship Lease, Inc.'s Form 6-K (File No. 001-34153) filed on November 19, 2019.
(2)	Incorporated by reference to Exhibit 4.2 of Global Ship Lease, Inc.'s Form 6-K (File No. 001-34153) filed on November 19, 2019.
(3)	Incorporated by reference to Global Ship Lease, Inc.'s Form 305B2 (File No. 333-234343) filed on November 13, 2019.